Exhibit 99.3

CHDT Corporation Announces Preliminary
Q3-2011 Results

- Record Revenues Through Q3

- Anticipates Profitable Year End

DEERFIELD BEACH, FL, October 4, 2011 - CHDT Corporation, a Florida corporation (OTCBB: CHDO.OB), (“Company”) with operating subsidiaries focused on designing and manufacturing consumer lighting products for the North American and Latin American markets, announced today, preliminary results for the 3rd quarter.  While CHDT Corporation’s Q3 results will not be formally announced until the Q3 audit is completed, for the 3rd quarter 2011, the Company expects gross revenue of approximately $4,786,534 with net revenue of approximately $4,500,542.  This brings year-to-date gross revenue to approximately $8,492,901 and net revenue to approximately $7,966,239. Net revenue has increased by approximately $3,996,688 or 100.68% as compared to $3,969,551 for the same 9 months in 2010.

Commenting on the preliminary results, Stewart Wallach, the CEO of CHDT stated, “The Q3 results are as expected and ensure a record 2011 year-end performance.  Once formally announced in mid October, we will have sustained three record quarters in 2011 and we [further] anticipate a profitable 2011 year end.”

Gerry McClinton, CFO, added, “We are extremely pleased with the Company’s year- to-date achievements. We will announce a Q3 conference call upon confirmation of the audit scheduling.”

About Capstone Industries, Inc.
For more than a decade, the South Florida-based Capstone Industries has specialized in the design, production and distribution of consumer products to retailers and wholesalers throughout the USA. Capstone Industries is committed to the development and distribution of unique and inventive products to a variety of channels including bookstore chains, convenience stores, drug & grocery, electronics, hardware, home improvement, internet, mail order, mass market, office supply, specialty, and warehouse clubs.

About CHDT Corporation
CHDT Corporation (www.chdtcorp.com) is a public holding Company that engages, through its wholly owned subsidiaries, in the development, manufacturing, logistics, and distribution of consumer products to retailers and wholesalers throughout North America. See www.chdtcorp.com for more information about the Company. Reference of URLs in this press release does not incorporate said URLs or any of their contents in this press release.

FORWARD-LOOKING STATEMENTS: This press release, including the financial information that follows, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended. These statements are based on the Company’s and its subsidiaries’ current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. CHDT undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  Forward-looking statements in this press release and risks associated with any investment in CHDT, which is a small business concern and a "penny stock Company” and, as such, a highly risky investment suitable for only those who can afford to lose such investment, should be evaluated together with the many uncertainties that affect CHDT's business, particularly those mentioned in the cautionary statements in current and future CHDT's SEC Filings.

FOR IMMEDIATE RELEASE
Contact: NATALIA PINHEIRO
Ph: 954-570-8889 ext. 306